SOLUTION PROVIDER AGREEMENT

This Solution Provider Agreement (hereinafter "Agreement") is entered into by and between, Suricata, the solution provider (hereinafter "SP"), a corporation duly existing under the laws of Spain and having its principal place of business located at Victor de la Serna, 428016 Madrid, Spain, and Securit-e-Doc, Inc. (hereinafter "COMPANY"), a corporation duly existing under the laws of Florida, and having its principal place of business located at 515 North Flagler, P400, West Palm Beach, Florida 33401. COMPANY has developed and wishes to distribute a web-based software technology solution that offers secure, encrypted storage and delivery of electronic files via configured networks (hereinafter "Software"). SP desires to market and distribute copies of the Software (each copy thereof considered one "License Unit"). The parties intend to establish the terms and conditions that shall govern the license of the Software in accordance with this Agreement, and all purchase orders (each such order, a "Purchase Order") issued pursuant to this Agreement. In consideration of the foregoing and the mutual covenants, promises and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties do hereby agree as follows:

1. APPOINTMENT

COMPANY hereby appoints SP, and SP hereby agrees to act for COMPANY as a non-exclusive SP, having the non-exclusive right to distribute Software for COMPANY for the term of this Agreement. COMPANY and SP agree that each party is an independent contractor with respect to the other and that nothing herein shall create an express or implied agency relationship, joint venture, partnership or other like arrangement between the parties. Neither party has the right or the authority to assume or create any obligation or responsibility on behalf of the other party.

2. GRANT

COMPANY hereby grants to SP, and SP hereby accepts from COMPANY a revocable, non-transferable, perpetual and non-exclusive right to: (a) use the Software, in object code only and (b) distribute to End-Users only, to use, in object code only, the Software. SP shall not enter into additional reseller or distribution agreements to sell Company software products without the written approval of Company. Each copy of the Software required by SP for its distribution will (a) require the payment of an additional License Fee to COMPANY and (b) must be obtained from COMPANY. SP shall not modify, translate, decompile, nor create or attempt to create, by reverse engineering or otherwise, the source code from the object code of the Software supplied hereunder, or adopt the Software in any way or for use to create a derivative work. SP may not, and may not permit End-Users to use, reproduce, sublicense, distribute or dispose of the Software, in whole or in part, except as expressly permitted under this Agreement. Except as expressly provided herein, SP shall make no other use of the Software.

1. Nothing in this agreement shall be construed to grant SP any rights under any patent or copyright, or licensing and/or use of this provider agreement, specifically; ISP Portal, or ASP usage shall not be permitted without written consent of COMPANY.

2. SP may not make any contracts or commitments on behalf of COMPANY nor make any warranties or other representations regarding the Software other than those authorized herein or by COMPANY in a separate writing signed by a duly authorized representative.

3. SERVICES

Details of COMPANY'S Service offerings, including but not limited to, training, installation, service, and maintenance are as set forth in Exhibit A, attached hereto, and made a part of this Agreement.

4. TERM AND TERMINATION

4.1 Term of Agreement. The "Effective Date" of this Agreement is the date it is accepted by an authorized representative of COMPANY and, unless terminated in accordance with the termination provisions provided herein, shall continue for a period of twelve (12) months (the "Initial Term"). Following the Initial Term, unless written notice of intent not to renew is provided by either party at least thirty (30) days prior to the scheduled expiration date of the then current term, this Agreement shall be automatically renewed on an annual basis for successive one (1) year additional terms.

4.2 Termination. Either party may terminate this Agreement without cause, at any time subsequent to the Initial Term by giving the other party thirty (30) days written notice. Notwithstanding this paragraph, this Agreement may be terminated immediately by COMPANY under any of the following conditions: (a) SP ceases to be actively engaged in business, commences dissolution or liquidation proceedings, files a Bankruptcy petition, or seeks similar relief under state statute; (b) SP does not pay Company within sixty (60) days from the date that any payments are due hereunder; (c) SP otherwise materially breaches the terms of this Agreement, and such breach is not cured within thirty (30) days after written notice of such breach is given by COMPANY; (d) SP violates the confidentiality and non-disclosure provisions of this Agreement. (e) SP participates or engages in any activity relating to fraud against Company.

4.3 Default. Failure of SP to make payments as defined herein shall constitute default of the affected Purchase Order placed hereunder. In case of default, COMPANY may cancel the affected Purchase Order, declare the entire amount of any unpaid commitments and any other charges to be immediately due and payable, and use all available remedies to take possession and remove the Software with all costs, including attorney's fees, to be borne by SP. COMPANY'S right to recover possession of the Software is in addition to all available remedies at law or in equity.

4.4 Effect of Termination. Upon termination of this Agreement, SP and COMPANY agree: (a) SP shall immediately cease all references to and advertising, marketing and distribution of Software; (b) SP shall cease using, and shall certify to COMPANY within one (1) month of termination that SP has destroyed or returned, upon COMPANY'S instruction and discretion, all copies of Software in its possession; (c) COMPANY shall not be liable to SP for any damages or compensation resulting from the termination of this Agreement, including, without limitation, the loss of present or prospective profits on sales or anticipated sales or of expenditures, investments or commitments made either in connection therewith or in connection with the establishment, development or maintenance of SP'S business; (d) SP shall remain obligated for payment for Software already provided; (e) COMPANY reserves the right to discontinue the performance of its obligations under existing Purchase Orders in the event the Agreement is terminated; (f) the indemnities provided in this Agreement shall survive termination.

5. PAYMENTS AND CHARGES

5.1 License Fees. SP shall pay COMPANY the suggested End-User license fees (the "License Fees") in COMPANY'S then-current price list, less any SP discount, a current copy of which is set forth in Exhibit A, which Exhibit may be modified or amended by COMPANY upon thirty (30) days written notice.

5.2 Payment Terms. Unless otherwise agreed to in writing by both parties, all License Fees due hereunder shall be made in United States currency. SP shall issue Purchase Orders that shall specify the customer name and address and the quantity of License Units ordered. COMPANY shall not be liable to SP or any third party for any delay, error, or failure in fulfilling Purchase Orders. Payments shall be made to COMPANY by the terms and at the address stated on each Purchase Order. Any applicable taxes, as set forth in Section 6, will also be payable by SP. COMPANY reserves the right to impose a late payment charge of one and one-half percent (1-1/2%) per month, but not in excess of the lawful maximum on any past due balance in the event SP shall fail to pay any charges within thirty (30) days after the same are due.

6. TAXES AND FEES

SP shall obtain all necessary permits and licenses and, unless a tax exempt certificate is provided, pay all taxes in any way associated with the Software obtained hereunder or otherwise related to this Agreement or supplemental Purchase Orders issued pursuant hereto, other than taxes on or measured by the income of COMPANY. Should SP fail to do so, there shall be added to the charges provided for in this Agreement amounts equal to any such charges, penalties, interest and taxes, paid or payable by COMPANY.

7. PRICE AND DISCOUNT CHANGES

COMPANY may increase the prices set forth in Exhibit A by written notice to SP not less than thirty (30) days prior to the effective date of such increase. A price increase or decrease will apply to all SP Purchase Orders issued after such date of notification. COMPANY may change the discount granted to SP by written notice to SP not less than thirty (30) days prior to the effective date of such change. The effective date of such change shall be the date of actual change in discount.

8. DUTIES AND RESPONSIBILITIES OF COMPANY

8.1 Deliverables. Upon the Effective Date, COMPANY shall deliver to SP copies of the Software, in object code, along with the Software Documentation, necessary for training selected SP personnel in the application, use and maintenance of the Software. During the term of this Agreement, COMPANY shall maintain the Software and Software Documentation, and shall provide SP, in object code form, with all software upgrades, improvements, revisions, bug fixes and error corrections ("New Software Releases"), and any relevant Software Documentation.

8.2 Technical Assistance in Training. COMPANY agrees to provide, at no additional cost to SP, up to 24 hours of sales and/or technical assistance and training, at Company’s Corporate Headquarters. SP shall pay travel and attendant expenses relating to its personnel. Company will provide facilities and personnel to allow effective training.

8.3 House Transactions Company agrees that sales leads or purchase orders developed directly by Company or through its Sales Consultants ("House Transactions") may be offered to SP’s that have entered into SP agreements directly with Company. While Company shall endeavor to treat its SP’s equitably, the choice of the SP remains in the sole discretion of Company. Discount levels for SP’s on House transactions shall be as negotiated on a case by case basis. SP’s must order directly from Company on House Transactions.

9. DUTIES AND RESPONSIBILITIES OF SP

9.1 Sales. At all times during the term of this Agreement, SP agrees to maintain trained personnel to assure maximum performance of Software for the End-User. SP shall be capable of providing and shall in fact provide installation and training to its End-User customers. SP shall be capable of providing and shall in fact either provide support or offer COMPANY Support to its End-User customers. SP represents that it has sufficient infrastructure and support capabilities as to allow it to perform its support obligations and enter into Software support agreements with End-Users. Based in part on this representation and representations made by SP prior to execution of this Agreement Company certifies SP as a Company Authorized SP. SP further agrees to promptly notify End-User customers of New Software Releases, and to assist End-User with the acquisition and installation of the same. SP represents that it is not, and will not distribute Software to, an Application Service Provider ("ASP") or an Internet Service Provider ("ISP"). Additionally, SP agrees SP may not use Software or distribute to any End User for the purpose of commercial timesharing, service bureau or other rental or sharing arrangements. SP may not negotiate the terms of the End-User License Agreement with any prospective End-User or agree to any conflicting, different or additional terms from those set forth in the End-User License Agreement provided by COMPANY, without the written consent of COMPANY.

9.2 Goodwill and Reputation. SP agrees to: (i) utilize its best efforts in performing and fulfilling its obligations hereunder; (ii) treat all its sub-channels of distribution equitably and not discriminate unlawfully among them in any manner; (iii) ensure that Software reaches End-User with all Software Documentation and any literature, warranties, disclaimers and applicable licenses intact; and (iv) conduct its business in a manner that will reflect favorably on COMPANY and its image, credibility, good name, goodwill and reputation. Should SP and/or its agents attempt to promote COMPANY Software in a manner contrary to the terms of this Agreement, COMPANY shall have, in addition to any other remedies available to it, the right to injunctive relief enjoining such action and/or the right to immediately terminate this Agreement.

9.3 Legal Compliance. SP shall comply with all applicable laws, ordinances, rules and regulations, and SP shall obtain any and all permits, licenses, authorizations and/or certificates that may be required in any jurisdiction or by any regulatory or administrative agency in connection with the use and/or operation of the Software.

9.4 Non Compete To the maximum extent permitted by applicable law, during the term of this Agreement and for a period of one (1) year thereafter SP may not market software products or do business that directly or indirectly competes with Company software products.

9.5 Non Solicitation To the maximum extent permitted by applicable law and for a period of one (1) year after termination of this Agreement, SP shall not, directly or indirectly, solicit any clients, customers or End-User customers of the Company.

10. INSURANCE

SP shall obtain, at its own expense, insurance coverage with policy limits no less than the following: (a) Worker’s Compensation as required by law; and, (b) Comprehensive General Liability Insurance written on an "Occurrence" basis to provide a minimum combined single limit of One Million Dollars ($1,000,000.0) per occurrence for bodily injury and property damage liability which may result from activities and/or operations of SP. Split limits may be submitted, however in no event shall the aggregate limit be less than Two Million Dollars ($2,000,000); and, (c) Property Insurance in sufficient amounts to provide for replacement of inventory in the event of loss or damage while in the care, custody or control of SP. Said insurance shall be maintained at all times throughout the life of this Agreement. If requested in writing by COMPANY, SP shall furnish a certificate of insurance addressed to COMPANY showing SP’S compliance with the requirements of this section. COMPANY does not in any way represent that the coverage of insurance specified in this section is sufficient or adequate to protect SP’S interest or liabilities.

11. WARRANTY AND REMEDY

11.1 Software License Warranty. COMPANY warrants that the Software obtained hereunder will substantially conform to its specifications at the time it is received by the End-User, for the period set forth in the Software Documentation in effect at the time of order. EXCEPT AS PROVIDED HEREIN, COMPANY PROVIDES SOFTWARE "AS IS" AND DISCLAIMS ALL OTHER WARRANTIES EXPRESSED, IMPLIED, OR STATUTORY, INCLUDING NON-INFRINGEMENT OF THIRD PARTY RIGHTS AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND SUCH SOFTWARE LICENSE WARRANTY IS FOR THE BENEFIT AND APPLIES ONLY TO THE END-USER OF THE SOFTWARE. COMPANY DOES NOT WARRANT THAT THE SOFTWARE WILL RUN PROPERLY ON ALL HARDWARE, THAT THE SOFTWARE WILL MEET REQUIREMENTS OF END-USER OR SP OR OPERATE IN THE COMBINATIONS WHICH MAY BE SELECTED FOR USE BY SP OR END-USER, THAT THE OPERATION OF THE SOFTWARE WILL BE UNINTERRUPTED OR ERROR FREE, OR THAT ALL SOFTWARE ERRORS WILL BE CORRECTED.

11..2 Remedy. Upon SP’S learning of a breach of any of the warranties contained herein or any non-conformance of the Software that significantly affects performance during the warranty period, SP shall promptly inform COMPANY in writing of the exact nature of the breach, and shall cooperate with COMPANY to remedy the breach. The sole remedies for any breach of the warranties shall be: for COMPANY to provide an analysis of the problem and provide a workable solution. SP and/or End-User agree to pay COMPANY'S then current charges for analysis and efforts to obtain a workable solution, including any customization of the Software for any particular purpose required by SP or End-User; or (or to refund the License Fee paid by SP for the Software within a commercially reasonable time. SP agrees that it will in no event, reverse engineer, decompile, alter, modify, repair, disassemble, or adjust the Software obtained hereby. Any customization or modification to the Software by SP shall void COMPANY'S warranty obligations. COMPANY'S warranty obligations hereunder are contingent upon SP'S proper storage, installation, use and maintenance and are limited to Software problems in which COMPANY determines that nonconformance with its specifications by SP did not significantly affect software performance. THE FOREGOING CONSTITUTES SP'S SOLE AND EXCLUSIVE REMEDY AND IS IN LIEU OF ANY AND ALL OTHER REMEDIES WHICH MAY BE AVAILABLE TO VAR OR END-USER. IN NO EVENT WILL COMPANY OR ITS SUPPLIERS BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, INCLUDING ANY LOST PROFITS OR LOST SAVINGS, EVEN IF COMPANY OR COMPANY REPRESENTATIVE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY CLAIM BY ANY THIRD PARTY.

11.3 No Warranty on COMPANY'S Behalf. Except for the warranty set forth above, SP shall make no warranty, guarantee or representation, whether written or oral, on COMPANY'S behalf. SP agrees to indemnify COMPANY, and hold COMPANY harmless against and from any claims, damages, and expenses arising from any unauthorized warranty made by SP relating to the Software.

12. PATENT INDEMNITY

COMPANY will defend, at its own expense, any action brought against SP to the extent that it is based upon a claim that COMPANY Software infringes any patent, trade secret or copyright, and COMPANY will pay costs and monetary damages finally awarded against SP in any such actions that are attributable to such claim. Such defense and liability is conditioned on and limited by: (a) COMPANY being notified in writing within thirty (30) days of the claim by SP of any such action; (b) COMPANY having sole control of the defense and all negotiations for settlement of such action; (c) the damage award liability of COMPANY not exceeding the purchase price and/or License Fee for such infringing COMPANY Software; and (d) SP providing all available information, assistance and authority to enable COMPANY to defend, negotiate and settle such action. COMPANY shall have no liability to SP under any provision of this clause with respect to any claim of infringement which is based upon: (a) Software based on specifications requested by SP; or, (b) the combination or utilization of Software furnished hereunder with Software not provided by COMPANY; or, (c) the modification by SP of Software furnished hereunder. The foregoing expresses the entire liability of COMPANY to SP for patent or copyright infringement by Software.

13. LIMITATION OF LIABILITY

COMPANY SHALL NOT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS OR REVENUE, LOSS OF GOODWILL, LOSS OF USE OF THE SOFTWARE OR ANY ASSOCIATED SOFTWARE, OR COST OF SUBSTITUTED SOFTWARE OR SERVICES WHICH ARISE OUT OF PERFORMANCE OR FAILURE TO PERFORM ANY OBLIGATION CONTAINED WITHIN THIS AGREEMENT, WHETHER THE CLAIM FOR DAMAGES IS BASED IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR SUCH DAMAGES COULD HAVE REASONABLY BEEN FORESEEN. IN NO EVENT SHALL COMPANY'S MAXIMUM, CUMULATIVE LIABILITY TO SP FOR ALL CLAIMS FOR DAMAGES RELATING TO COMPANY'S PERFORMANCE OR NON-PERFORMANCE UNDER THIS AGREEMENT EXCEED TOTAL AMOUNTS PAID TO COMPANY BY SP PURSUANT TO THIS AGREEMENT.

14. TRADEMARKS

SP recognizes the right of COMPANY to COMPANY'S licenses and sublicenses of patents, unpatented technology and know-how, copyrights (including Software), mask works, trademarks, service marks, trade names, symbols, logos and any variants thereof (hereinafter the "COMPANY Marks"). SP shall not register any of the COMPANY Marks, or any variation thereof, adopted by COMPANY to identify the Software and other products and services belonging to COMPANY. SP shall not market COMPANY in any way, which implies that the COMPANY Marks are the proprietary product of SP or of any party other than COMPANY. COMPANY shall not have any liability to SP for any claims made by third parties relating to SP’S use of COMPANY Marks. SP shall not use COMPANY Marks except in promotion of the Software. SP agrees that upon expiration or termination of this Agreement, it shall discontinue the use of COMPANY Marks without demand or judicial resolution to that effect. SP shall comply with COMPANY advertising guidelines as available on COMPANY website and incorporated herein. established in the Brand Identity Style Guide available from the Company Marketing Department.

15. CONFIDENTIALITY AND NON-DISCLOSURE

Confidential Information. For purposes of this Agreement, Confidential Information shall include, but not be limited to, proprietary information in any format related to COMPANY and/or SP Products, processes, documentation or business prospects. The obligations set forth in this section shall survive the termination or expiration of this Agreement for any reason Each of the receiving parties acknowledges and agrees that they and their respective affiliates, subsidiaries, employees, agents and independent contractors will hold in confidence, and will not directly or indirectly at any time reveal, report, publish, disclose or transfer by any means whatsoever to any person any Confidential Information of the disclosing party without the prior written consent of the disclosing party, or use Confidential Information for any purpose except as permitted by this Agreement. The parties hereto agree to employ all necessary safeguards in order to ensure that Confidential Information is protected with at least the same degree of care a party uses to protect its own information of like nature.

16. EXPORT

SP may not export, re-export, divert, transfer, or disclose, directly or indirectly any portion of the Software (a) into (or to a national or resident of) Cuba, Iraq, Libya, Sudan, North Korea, Iran, Syria or any other country to which the U.S. has embargoed exports of goods; or (b) to anyone on the U.S. Treasury department’s list of specially Designated Nationals or the U.S. Commerce Department’s Table of Denial Orders.

SP may not enter into any contract or arrange for the export of any product herein without the express written consent of a COMPANY officer. SP agrees to comply with the United States Export Administration Act of 1979 as amended (the "ACT"), with the Export Administration Regulations ("EAR") promulgated from time to time there under by the United States Department of Commerce ("DOC") and any other statute or regulation promulgated by the United States government regarding the export and re-export of Software. In addition to any other indemnity under this Agreement, SP shall indemnify and hold COMPANY harmless from and against any and all claims, damages and liabilities asserted by any person or entity against COMPANY connected directly or indirectly from a breach of this section by SP and its respective affiliates, subsidiaries, employees, agents and independent contractors. SP'S indemnification under this Section shall include the payment of all reasonable attorney's fees and other costs incurred by COMPANY.

17. MARKETING

SP agrees to permit COMPANY to review all of SP’s promotion and advertising material for the Software prior to use. SP shall not use and shall withdraw and retract any promotion or advertising that COMPANY finds unsuitable, or is in breach of the terms of this Agreement. SP agrees to comply with Company guidelines established in the Brand Identity Style guide available from the Company Marketing Department.

18. MISCELLANEOUS TERMS AND CONDITIONS

18.1 Assignment. This Agreement may not be transferred or otherwise assigned in whole or in part by SP without the prior written consent of COMPANY, and if such consent is provided, COMPANY, at its sole option, reserves the right to require the assignee to execute a new Solution Provider Agreement. COMPANY shall be entitled to assign its rights and obligations hereunder (a) to its successor, by merger, operation of law, or otherwise, (b) or to an entity that acquires more than fifty percent (50%) of its stock or assets., (c) to an affiliate entity or subsidiary, (d) upon the sale of the right to license and sublicense Software to the purchaser of said right, or (e) with the consent of SP which consent shall not be unreasonably withheld.

18.2 Entire Agreement. This Agreement, including the Exhibits hereto and all Purchase Orders placed hereunder, sets forth the entire agreement and understanding between the parties as to the subject matter hereof, and supersedes all previous written and oral agreements between the parties, and merges all prior discussions between them.

18.3 Force Majeure. COMPANY shall not be considered in default in performance of its obligations hereunder if performance of such obligations is prevented or delayed by acts of God or government, labor disputes, failure or delay of transportation, vendors or subcontractors, or any other similar cause or causes beyond the reasonable control of COMPANY.

18.4 Arbitration. Any controversy or claim arising out of or relating to this Agreement or breach thereof shall be submitted to arbitration by giving written notice to that effect to the other party. Within ten (10) days after delivery of such written notice, each party shall designate one arbitrator. The two arbitrators so named shall designate a third arbitrator, who shall be an attorney licensed to practice law in the State of Florida, to act as the head arbitrator. . The arbitration shall be conducted in accordance with the then prevailing rules of the American Arbitration Association. The arbitration shall be conducted in Palm Beach County, Florida unless alternate location is selected by unanimous agreement of the parties hereto. In no event may arbitration be initiated more than one (1) year following the date the complaining party provided written notice of the dispute to the other party.

18.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Florida without reference to the principals of conflict of laws thereof. In the event a dispute arises between the parties that is not or cannot be resolved by the arbitration procedures described herein, then the parties consent to the jurisdiction of the State of Florida, and designate the federal and state courts of Palm Beach County for venue purposes. The parties agree that this Agreement is not subject to and shall not be interpreted by the United Nations Convention on Contracts for the International Sale of Goods.

18.6 Modifications. Except as set forth in paragraph 5.1 and paragraph 7, this Agreement may not be modified except by a writing signed by a duly authorized representative of each of the parties.

18.7 Notification. All notices, requests and demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received only: (i) upon delivery, if delivered personally to a party; (ii) on the first business day after the date of dispatch, if by facsimile transmission; (iii) one business day after deposit if delivered to a nationally recognized courier service offering guaranteed overnight delivery; or (iv) three (3) business days after having been deposited in the U.S. mails, certified mail, postage prepaid, return receipt requested. All notices shall be sent to the attention of the individuals that have executed this Agreement at the address set forth in the introductory paragraph.

18.8 Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, provided such provisions still express the intent of the parties. If the intent of the parties cannot be preserved, the Agreement shall either be renegotiated or rendered null and void.

18.9 Waiver. No waiver by COMPANY of any default shall operate as a waiver of any other default or of the same default on a future occasion. No delay, course of dealing or omission on the part of COMPANY in exercising any right or remedy shall operate as a waiver thereof, and no single or partial exercise by COMPANY of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

18.10 Electronic Authentication. Pursuant to the Electronic Signatures in Global and National Commerce Act ("E-Sign"), but notwithstanding any applicable Florida statute, regulation, or other rule of law, including enactment of the Uniform Electronic Transactions Act ("UETA"), any affirmative act of SP indicating acceptance of the terms and conditions contained herein conveyed by means of a digital signature, electronic mail, internet communication or other similar authentication (hereinafter "Electronic Authentication") shall be fully valid, binding and enforceable against SP, and is conveyed with the full power and authority to make the representations and warranties contained herein. SP hereby waives any defense of unenforceability of this Agreement based solely on the existence of this Agreement or its endorsement in electronic form.

IN WITNESS WHEREOF, this Agreement was entered into as of the day and year it was signed by an authorized representative of each party.

ACCEPTED FOR SP:

Signed By: Esteban Ribot

Title: CEO

Date: 4-40-2002

ACCEPTED FOR Securit-e-Doc, Inc.

Signed By: Walter Brannock

Title: COO

Date: 4-11-2002

(Effective Date)